Exhibit 4.2

JOINT PRESS RELEASE

DEED OF MERGER BETWEEN BANCA INTESA AND SANPAOLO IMI STIPULATED

Milano, Torino, 28th December 2006 - Banca Intesa and Sanpaolo IMI communicate that the deed of merger by incorporation of Sanpaolo IMI S.p.A. with and into Banca Intesa S.p.A. has been stipulated in Torino today in the record books of the Notary public Ettore Morone and will be filed at the Torino and Milano Company Registers within tomorrow morning, 29th December 2006, and is expected to be registered on the same date, with consequent legal effect of the merger as of 1st January 2007.

In compliance with the resolutions of the Extraordinary Shareholders’ Meeting of Banca Intesa S.p.A. held on 1st December 2006, the surviving company - which as of the date on which the merger becomes effective will adopt Intesa Sanpaolo S.p.A. as its new corporate name and transfer its Registered office to Torino, Piazza San Carlo 156 - shall proceed to increase its share capital by 3,033,435,122.64 euro through the issuance of 5,833,529,082 ordinary shares with a nominal value of 0.52 euro each (starting to accrue rights as of 1st January 2006 coupon 29) to be attributed to Sanpaolo IMI shareholders according to the exchange ratio of 3.115 Intesa Sanpaolo S.p.A. ordinary shares of nominal value 0.52 euro for every 1 ordinary or preference share of Sanpaolo IMI S.p.A. with a nominal value of 2.88 euro each.

Therefore, as of the date on which the merger becomes effective the share capital of Intesa Sanpaolo S.p.A. will be 6,646,436,318.60 euro, fully subscribed and paid-in, divided into 12,781,608,305 shares with a nominal value of 0.52 euro each, of which 11,849,117,744 ordinary shares and 932,490,561 non-convertible saving shares.

The ordinary shares of Sanpaolo IMI S.p.A. will be cancelled from listing as of the first trading day after the date on which the merger becomes effective.

The Banca Intesa securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Banca Intesa securities will be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies and is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Banca Intesa and Sanpaolo IMI are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Banca Intesa may purchase securities of Sanpaolo IMI otherwise than in the merger, such as in open market or privately negotiated purchases.

You should be aware that Sanpaolo IMI may purchase securities of Banca Intesa otherwise than in the merger, such as in open market or privately negotiated purchases.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking information and statements about Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. and their combined businesses after completion of the merger. Forward-looking statements are statements that are not historical facts.  These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance.  Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates” and similar expressions. Although the managements of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. believe that the expectations reflected in such forward-looking statements are reasonable, investors and holders of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A., that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.  These risks and uncertainties include those discussed or identified in the public documents sent by Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. to CONSOB and under “Risk Factors” in the annual report on Form 20-F for the year ended December 31, 2005 filed by Sanpaolo IMI S.p.A. with the SEC on June 29, 2006.  Except as required by applicable law, neither Sanpaolo IMI S.p.A. nor Banca Intesa S.p.A. undertakes any obligation to update any forward-looking information or statements.

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